UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 13, 2008
Date of Earliest Event Reported: September 17, 2008

NURX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-26694	87-0681500
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 Technology, Suite 130
Irvine, CA 92618
(Address of Principal Executive Offices) (Zip Code)

(949) 336-7111
(Registrant’s telephone number,
including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   On September 17, 2008, the Board of Directors of NuRx Pharmaceuticals, Inc. (the “Company”) appointed Carl LeBel, Ph.D. and Marvin E. Rosenthale, Ph.D. to serve as directors for terms expiring at the next annual meeting of stockholders. In addition, on October 28, 2008, Dr. Rosh Chandraratna, currently Chief Scientific Officer of the Company, was appointed to serve as a director of the Company for a term expiring at the next annual meeting of stockholders. The Board has fixed the size of the Board of Directors at eight members to accommodate the addition of the new directors. It is expected that Drs. LeBel and Rosenthale will be named members of the Nominating Committee of the Board.

Dr. LeBel is currently President and Chief Operating Officer at Akesis Pharmaceuticals Inc., an emerging virtual metabolic disease company. He has more than 18 years of experience as a biopharmaceutical industry executive, 14 of which were with Amgen Inc. His most recent responsibilities at Amgen included overseeing global cross-functional program activities for a late-stage development candidate in osteoporosis. He has an extensive background in the area of metabolic diseases, including direct experience in the conduct of clinical trials in diabetes, obesity and osteoporosis. Prior to joining Amgen, Dr. LeBel held preclinical development positions at Arthur D. Little Inc. and Alkermes Inc. from 1990 to 1993. Dr. LeBel holds a B.S. in Chemistry from the University of Detroit, a Ph.D. in Biomedical Sciences/Toxicology from Northeastern University, and was a National Institute of Environmental Health Sciences postdoctoral fellow in Community and Environmental Medicine at the University of California, Irvine. He holds director appointments at Ash Stevens Inc., a privately held pharmaceutical contract manufacturer, and at Akesis Pharmaceuticals Inc.

Dr. LeBel was not appointed to the Board pursuant to any arrangement or understanding between him and any other person. Dr. LeBel has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during our current or preceding fiscal year.

Dr. Rosenthale has served as President and CEO of Allergan Ligand Retinoid Therapetics, Inc., having joined as Vice President in 1993. Previously, over a period of 16 years, Dr. Rosenthale served in a variety of executive positions at Johnson & Johnson, including Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute, and director of the divisions of pharmacology and biological research and executive director of drug discovery research at Ortho Pharmaceutical. From 1960 to 1977, Dr. Rosenthale served in various positions with Wyeth Laboratories. Dr. Rosenthale currently serves on the boards of directors of several public and privately-held companies, and is a consultant to the pharmaceutical industry. Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, a M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

Dr. Rosenthale was not appointed to the Board pursuant to any arrangement or understanding between him and any other person. Dr. Rosenthale has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during our current or preceding fiscal year.

Dr. Chandraratna is a world-renowned authority in retinoid/rexinoid research and development. He has served in various R&D positions at Allergan, Inc., from 1984 to May 2004 including Vice President, Retinoid Research, where he directed a multidisciplinary group focused on drug discovery research primarily in the areas of dermatology, oncology and metabolic disease. Dr. Chandraratna is the sole inventor of tazarotene (Tazorac, Avage), and he led the Tazarotene Development Team from its inception through successful NDA and global regulatory filings. In addition to tazarotene, he is an inventor of five other drugs which are currently in human clinical trial or late preclinical development. Dr. Chandraratna was subsequently Senior Vice President, R&D, at Vitae Pharmaceuticals, Inc. from May 2004 until September 2006, where he led research and development efforts in the cancer, cancer supportive care and dermatology areas, and brought three compounds into clinical development. Prior to joining the Company, Dr. Chandraratna was Senior Vice President, R&D, at Acucela from September 2006 to May 2007, where he led all discovery research, preclinical development and clinical development activities in ophthalmology with particular emphasis on blinding retinal degenerative diseases. Dr. Chandraratna has published over 150 research articles and is an inventor on over 200 issued US Patents.

Dr. Chandraratna was not appointed to the Board pursuant to any arrangement or understanding between him and any other person. Dr. Chandraratna has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during our current or preceding fiscal year, other than his employment relationship with the Company as Chief Scientific Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NURX PHARMACEUTICALS, INC.

Date: November 13, 2008	By:	/s/ Dr. Harin Padma-Nathan
Dr. Harin Padma-Nathan
Chief Executive Officer